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                                                                    EXHIBIT 99.1

Contact:
      Manhattan Associates, Inc.
      Investor Relations Contact:
      Matt Robert, 678-597-7317
      mroberts@manh.com
      www.manh.com
      or
      Outlook Marketing
      Media Relations Contact:
      Michelle Meek, 312-873-3424
      michelle@outlookmarketingsrv.com


PRESS RELEASE                                 Source: Manhattan Associates, Inc.

MANHATTAN ASSOCIATES ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE EVANT

Thursday August 11, 7:30 am ET

EXTENDS LEADING SUPPLY CHAIN SOLUTION PROVIDER INTO DEMAND PLANNING & FORECASTING AND REPLENISHMENT MARKETS

ATLANTA--(BUSINESS WIRE)--Aug. 11, 2005--Manhattan Associates, Inc. (NASDAQ:
MANH - News), the global leader in providing supply chain execution and optimization solutions, has signed a definitive agreement to acquire Evant, Inc., a provider of supply chain planning and replenishment solutions. Privately held and based in San Francisco and Atlanta, Evant provides solutions to more than 60 companies in the retail, manufacturing and wholesale distribution industries, including many that are joint Manhattan Associates clients. Under the terms of the agreement, Manhattan Associates will pay approximately $50 million in cash for the company.

The Evant acquisition extends Manhattan Associates' solution footprint beyond its current supply chain execution leadership position. This combination of planning, optimization and execution solutions would make Manhattan Associates the only company in the world that provides the complete footprint for supply chain management.

Moreover, this acquisition provides the existing Evant customer base the advantage of Manhattan Associates' suite of Integrated Logistics Solutions(TM), which includes Distributed Order Management, Warehouse Management, Transportation Management, Trading Partner Management, Reverse Logistics Management and RFID in a Box(R).

"We believe the extension into supply chain planning and replenishment is a natural evolution for Manhattan Associates. We know from experience with our joint customers, that companies with the best supply chains in the world are looking for a single business partner to provide solutions and expertise for integrating their supply and demand networks," said Pete Sinisgalli, president and CEO of Manhattan Associates. "The combination of our solutions represents an important step in our plan to continue to deliver superior value to our customers and shareholders."

"Merging our company with Manhattan Associates will bring tremendous value to our customers and the market as a whole," said Robert R. Lewis, chief executive officer of Evant. "Our track record in supply chain planning and replenishment, combined with our new standalone forecasting solution, will extend Manhattan Associates' leadership from supply chain execution, positioning them as the supply chain company."
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Staples, Inc., executive vice president of Supply Chain, Paul Gaffney, said,
"Supply chain performance is critical in supporting Staples' commitment to making it easy to buy office products. As a customer of Manhattan Associates and Evant for several years, we see tremendous synergy and value in Manhattan Associates providing a total supply chain footprint for our operation."

The acquisition is subject to customary closing conditions and is expected to close on or before September 30, 2005. The transaction is expected to be about $0.02 dilutive to fourth quarter adjusted earnings per share (EPS) for Manhattan Associates this year. For 2006, it is expected the acquisition will add about $0.03 cents to adjusted EPS. At this time, it is not possible to estimate the impact of the transaction under Generally Accepted Accounting Principles (GAAP) due to the need to complete an independent appraisal of the net assets being acquired and the related purchase accounting adjustments. The transaction has been approved by both the Manhattan Associates board of directors and the Evant board of directors.

Manhattan Associates' senior management will host a conference call for the investment community on Thursday, August 11, 2005, at 8:30 a.m. EDT. All interested parties are invited to listen to a live Web cast of the conference call through the investor relations section of the Manhattan Associates Web site. To listen to the Web cast, please go to the Web site at least 15 minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing +1.800.642.1687 in the U.S. or Canada and +1.706.645.9291 if outside the U.S., reservation number 8641514, or via the Web at www.manh.com. The phone replay and the Internet broadcast will be available until Manhattan Associates' next earnings call.

About Manhattan Associates, Inc.

Manhattan Associates, Inc., is the global leader in providing supply chain execution and optimization solutions. It enables operational excellence through its warehouse, transportation, distributed order management, reverse logistics and trading partner management solutions, as well as its RFID, performance management and event management capabilities. These Integrated Logistics Solutions(TM) leverage state-of-the-art technologies, innovative practices and domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 900 customers representing more than 1,600 facilities worldwide, which include some of the world's leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit www.manh.com.

This press release may contain "forward-looking statements" relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in "Safe Harbor Compliance Statement for Forward-Looking Statements" included as Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

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